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Exhibit 4.19

CONFORMED COPY

BAKER CAPITAL AND NORDIC CAPITAL

AND

KANAL 5 HOLDING AB

SHARE SALE AND PURCHASE AGREEMENT
REGARDING C MORE GROUP AB

TABLE OF CONTENTS

1	Definitions		5
2	Sale and Purchase		8
3	Purchase Price		8
4	Closing		8
5	Competition Clearance and Condition		9
6	Representations and Warranties of the Sellers		10
	6.1	Corporate Existence and Power	10
	6.2	Corporate Authorisation and Non-Contravention	10
	6.3	Ownership of the Shares and the Warrants	10
	6.4	Capitalisation of the Company	11
	6.5	Capitalisation of the Subsidiaries and Other Interests	11
	6.6	Records and Statutory Books	11
	6.7	Financial Matters	11
	6.8	Loans and Other Financial Facilities	11
	6.9	Contractual Matters	11
	6.10	Employment Matters	12
	6.11	Environmental Matters	12
	6.12	Leased Premises and Real Property	12
	6.13	Insurance	13
	6.14	Litigation and Investigations	13
	6.15	Taxation	13
	6.16	Intellectual Property Rights	13
	6.17	Information Technology	13
	6.18	Compliance with law	13
	6.19	Absence of Certain Events	14
	6.20	No Other Warranties	14
	6.21	Repetition of Warranties	14
	6.22	Notification of breach	14
	6.23	No set-off	14
7	Representations and Warranties of the Buyer		14
	7.1	Corporate Existence and Power	14
	7.2	Corporate Authorisation and Non-Contravention	15
	7.3	Financing	15
	7.4	Authority Consents	15
8	Escrow Account		15

9	Buyer's rights to terminate		16
10	Covenants		16
	10.1	Covenants of the Sellers	16
	10.2	Covenants of the Buyer	17
11	Breach and Indemnification		18
	11.1	Purchase Price Reduction and Indemnification	18
	11.2	Limitation of Liability	18
	11.3	Third Party Claims and Recovery	19
	11.4	Sole Recourse	20
12	Payments		20
13	Confidentiality		21
14	Announcements		21
15	Costs		21
16	Entire Agreement		21
17	Amendments and Waivers		22
18	Notices		22
19	Assignments		24
20	Interpretation		24
21	Partial Invalidity		24
22	General		24
23	Governing Law and Disputes		24
24	Joint and Several Liability		25
	GUARANTEE		27

Appendices:

Appendix B	Subsidiaries
Appendix D	Ownership structure of the Company
Appendix 1.1 (i)	Data Room Documents
Appendix 1.1 (ii)	Disclosure Letter
Appendix 1.1 (iii)	Material Contracts
Appendix 6.5.1	Ownership of Subsidiaries
Appendix 6.7.	The Accounts
Appendix 6.8	Loans and other financial facilities
Appendix 6.10.1	Employment terms and conditions
Appendix 6.12.2	Material Real Property Lease Agreements
Appendix 6.16.1	Intellectual Property
Appendix 8	Escrow Agreement
Appendix 10.1	CAPEX plan

SHARE SALE AND PURCHASE AGREEMENT

This Share Sale and Purchase Agreement (this "Agreement") is made on 8 February 2005

BETWEEN:

(1)
Baker Communications Fund II (Cayman), L.P. represented by its General Partner Baker Capital Partners II (Anguilla) LLC, Reg. No. (EIN#:98-0341780) and Baker Communications Fund II, L.P. represented by its General Partner Baker Capital Partners, LLC, Reg. No. (EIN#:13-4108117), both companies duly registered under the laws of the United States, having their registered domicile at 540 Madison Avenue, New York, NY 10022, USA (hereinafter collectively referred to as "Baker"); and

(2)
Nordic Capital IV L.P., a company duly incorporated and organised under the laws of Jersey, Nordic Capital IV Beta C.V., and Nordic Capital IV Gamma C.V., both companies duly incorporated and organised under the laws of the Netherlands, represented by its General Partner Nordic Capital IV Limited, a company duly incorporated and organised under the laws of Jersey, and Fyrfond KB, a company duly incorporated and organised under the laws of Sweden, represented through its Manager Nordic Capital IV Limited, as well as NC IV Limited, the companies duly incorporated and organised under the laws of Jersey, having its registered domicile at La Motte Chambers, St Helier, Jersey, JE1 1BJ (hereinafter collectively referred to as "Nordic")

  (Baker and Nordic are hereinafter collectively referred to as "the Sellers"); and

(3)
Kanal 5 Holding AB, Reg. No. 556560-2660, a company duly incorporated and organised under the laws of Sweden, having its principal office at Rådmansgatan 42, SE-113 57 Stockholm, Sweden (the "Buyer").

WHEREAS:

(A)
C More Group AB, Reg. No. 556630-5180, a company duly incorporated and organised under the laws of Sweden, having its principal office at Tegeluddsvägen 7, 115 84 Stockholm, Sweden (the "Company"), has an issued share capital of SEK 9,947,150 divided into 9,947,150 shares with a nominal value of SEK 1 each (the "Shares") and a total of 648,900 issued warrants, each such warrant entitling the holder to subscribe for one new share in the Company (the "Warrants").

(B)
The Company owns all outstanding and issued shares in C More Entertainment AB, Reg. No. 556053-7309 ("C More Entertainment"). C More Entertainment owns subsidiaries in Sweden and Finland as listed in Appendix B (C More Entertainment and its subsidiaries are hereinafter collectively referred to as (the "Subsidiaries").

(C)
The business of C More Entertainment is to produce premium pay television channels, near-video-on-demand film, pay per view and services related thereto made available to viewers in Sweden, Norway, Denmark and Finland through independent distributors, and to provide certain technical services to third party television channels (the "Business").

(D)
The Sellers will at Closing own the Shares and the Warrants as set out in Appendix D. The Buyer desires to purchase all of the Shares and the Warrants and thereby indirectly all of the shares in the Subsidiaries.

(E)
The Sellers agree to sell and the Buyer agrees to purchase the Shares and the Warrants on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1
Definitions

1.1
In this Agreement, the following definitions are used:

  "Accounts" means the audited balance sheet and the audited profit and loss account of each Target Company and the audited consolidated balance sheet and the audited consolidated profit and loss account for the Company and the Subsidiaries for the financial year ended on the Accounts Date;

  "Accounts Date" means 31 December 2004;

  "Affiliate" means: (A) in relation to any Party, any subsidiary undertaking or parent undertaking of that Party and any subsidiary undertaking of any such parent undertaking; and (B) in relation to each of Baker and Nordic shall include any persons managing the investment of such funds;

  "Agreed Form" means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of the Sellers and the Buyer (in each case with such amendments as may be agreed by or on behalf of the Sellers and the Buyer);

  "Agreement" means this Share Sale and Purchase Agreement, including all the appendices attached hereto;

  "Business" has the meaning given in Recital (C);

  "Business Day" means a day (other than a Saturday or Sunday) when banks are open for general banking business in Stockholm and in the US;

  "Buyer" means the company set out in the introductory paragraph of this Agreement;

  "Buyer's Bank Account" means the Buyer's bank account as notified in writing by the Buyer to the Sellers prior to Closing;

  "Buyer Group" means the Buyer and its Affiliates from time to time;

  "C More Entertainment" means C More Entertainment AB;

  "Claim" means any claim for a breach of any of the Warranties;

  "Closing" means the completion of the sale and purchase of the shares in accordance with the provisions of this Agreement;

  "Closing Date" has the meaning given in Section 4.1;

  "Company" means C More Group AB;

  "Competition Authorities" means the competition authorities having jurisdiction over the transaction contemplated by this Agreement and to which notification of such transaction is mandatory under applicable merger control laws;

  "Condition" means the condition to Closing set out in Section 5.2;

  "Covenants" means the covenants as set out in Section 10;

  "Data Room Documents" means the documents, accurate copies of which have been made available to the Buyer and its advisors containing commercial, accounting, financial and legal information relating to the Company and the Subsidiaries, as listed in Appendix 1.1 (i);

  "Default Interest" means interest at the rate of EURIBOR (90 days) plus 3%;

  "Disclosure Letter" means the disclosure letter issued by the Sellers to the Buyer including the Sellers' general and specific disclosures to the Warranties, the Agreed Form of which is attached hereto as Appendix 1.1. (ii);

  "Encumbrance" means any option, right of pre emption or conversion, lien, mortgage, charge, pledge, security interest, agreement or arrangement, title retention or any other encumbrance or any agreement or arrangement to create any of the above;

  "Environment" means all or any land, water and air;

  "Environmental laws" means all and any applicable laws (whether civil, criminal or administrative), statutes, regulations, directives, codes, judgements, orders and any other measures imposed by any government or statutory or regulatory body with regard to the pollution or the protection of the Environment;

  "Environmental Permits" means all or any permits, licences, consents, approvals, registrations and other authorisations required under any Environmental Laws for the operation of the Business;

  "Escrow Account" has the meaning given in Section 4.2(b);

  "Escrow Agreement" has the meaning given in Section 8.1;

  "EUR" means the currency Euro;

  "Financial Debt" means all borrowings and other indebtedness by way of overdraft, or similar facilities, loan stocks, bonds, debentures, notes, debt or inventory financing, finance leases or sale and lease back arrangements or any other arrangements the purpose of which is to borrow money, together with forex, interest rate or other swaps, hedging obligations, bills of exchange, recourse obligations on factored debts and obligations under other derivative instruments;

  "Hazardous Substances" means pollutants, contaminants, hazardous or toxic materials, wastes or chemicals;

  "Intellectual Property Rights" means inventions, patents, trademarks, domain names and trade names, service marks, logos, rights in designs, copyright (including rights in computer software), database rights, rights in know-how and source codes, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

  "Key Employees" means each of the persons listed in Appendix 6.10.1;

  "Longstop Date" means the date four (4) months from the Signing Date, or such later date as the Parties may agree;

  "Losses" means all losses, damages, costs (including reasonable legal costs but excluding any indirect and consequential damage, loss or expense) or expenses (including taxation) in any case of any nature whatsoever;

  "Material Contracts" means the contracts listed in Appendix 1.1(iii) which includes:

            (i)    all of the programming rights contracts which are "output" contracts and involve the obligation by any of the Target Companies to pay amounts in excess of EUR 250,000 during 2005 (based on subscriber levels as of the Signing Date and/or minimum guarantees, as applicable);

            (ii)   all of the sport rights contracts and sport production contracts to which any of the Target Companies is a party which involve the obligation by any of the Target Companies to pay amounts in excess of EUR 250,000 during 2005;

            (iii)  all of the Satellite broadcasting agreements to which any of the Target Companies is a party;

            (iv)  all of the channel carriage contracts, including DTT, to which any of the Target Companies is a party, other than those with cable networks consisting of less than 30,000 subscribers to channels provided by the Target Companies;

            (v)   Agreement with Canal Digat AS (and other) regarding Distribution of Canal+ Nordic via DTH and Agreement with Canal Digital AS for the Supply of PPV/NVOD Channels;

            (vi)  all material real property leases of which any of the Target Companies is a party;

            (vii) employment and consultancy agreements with the Key Employees and important performers;

            (viii) all trademark license agreements and major agreements regarding license of computer software; and

            (ix)  any other agreement or agreements that a Target Company is a party to which is material to the Business taken as a whole.

  "Party" means each of the Sellers or the Buyer, and "Parties", means the Sellers and the Buyer, collectively;

  "Proposed Transaction" means the transaction contemplated by the Transaction Documents;

  "Purchase Price" means the purchase price set out in Section 3 hereof;

  "Record Date" has the meaning given in Section 5.5;

  "SEK" means the currency Swedish kronor;

  "Sellers" has the meaning set out in the introductory paragraph of this Agreement;

  "Sellers' Bank Account" means the Sellers' bank account as notified in writing by the Sellers to the Buyer prior to Closing;

  "Shares" is defined in Recital (A);

  "Signing Date" means the date of this Agreement;

  "Statutory Books" means the shareholders' registers of the Company and the Subsidiaries and minutes from shareholders' meetings and board meetings held in the Company and the Subsidiaries;

  "Subsidiaries" is defined in Recital (B);

  "Surviving Provisions" means sections 1 and 13-23 (inclusive);

  "Target Companies" means the Company and the Subsidiaries and "Target Company" means any of them;

  "Taxation" means income taxes, duties, charges and withholding taxes and any other taxes imposed by any tax authority, including penalties and interest relating to such taxes;

  "Third Party Claim" means any claim by a third party (including tax and other authorities) against the Company or any of the Subsidiaries;

  "Transaction Documents" means this Agreement, the Disclosure Letter, the Escrow Agreement and any other Agreed Form Documents;

  "Warranties" means the representations and warranties of the Sellers set out in Sections 6.1-6.19; and

  "Warrants" is defined in Recital (A).

1.2
In this Agreement, save where the context otherwise requires:

(a)
words in the singular shall include the plural, and vice versa;

(b)
any statement in this Agreement qualified by the expression "to the Sellers' knowledge" or "so far as the Sellers are aware" or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry with Outi Leijon, Olivier Sage and Marc-Antoine d'Halluin;

(c)
an undertaking is a "subsidiary undertaking" of another undertaking (its "parent undertaking") if that other undertaking, directly or indirectly, through one or more subsidiary undertakings:

(i)
holds a majority of the voting rights in it; or

(ii)
is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or other equivalent managing body; or

(iii)
has a right to exercise a dominant influence over it:

(A)
by virtue of provisions contained in its articles or equivalent constitutional documents; or

(B)
by virtue of a contract with that undertaking or other members or shareholders of that undertaking; or

(iv)
is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; and

(d)
references to any Swedish statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall in respect of any jurisdiction other than Sweden be deemed to include that which most nearly approximates in that jurisdiction to the Swedish statutory provision or legal term or other legal concept, state of affairs or thing.

2
Sale and Purchase

2.1
Upon the terms and subject to the conditions set out in this Agreement, the Sellers agree to sell and the Buyer agrees to purchase the Shares and the Warrants, together with all rights attached to them.

2.2
The Shares and the Warrants shall be transferred to the Buyer on the Closing Date free from Encumbrances.

3
Purchase Price

  The Purchase Price for the Shares and the Warrants shall be EUR two hundred and sixty-nine million six hundred thousand (269,600,000).

4
Closing

4.1
Closing shall take place at the offices of Advokatfirman Vinge at Smålandsgatan 20, 111 87 Stockholm at 09.00 am on the third Business Day after the Record Date (provided that the Condition remains fulfilled at that date or such other date as the Buyer and the Sellers shall agree in writing (the "Closing Date")).

4.2
At Closing

(a)
the Buyer shall before 11.00 am Swedish time pay the Purchase Price less the amount paid into the Escrow Account by the Buyer in accordance with Section 4.2(b), in cash to the Sellers' Bank Account in accordance with Section 12;

(b)
the Buyer shall pay the sum of EUR twelve million five hundred thousand (12,500,000) into a deposit account (the "Escrow Account") in accordance with the terms set out in Section 8 below;

(c)
the Buyer shall deliver a bank guarantee in the amount of USD15,000,000 in favour of Twentieth Century Fox Telecommunications International Inc. in a form acceptable to the beneficiary;

(d)
the Sellers shall enter the Buyer as owner of the Shares in the Company's share ledger;

(e)
the Seller shall deliver a transaction note covering the Warrants duly notified to the Company.

(f)
the Sellers shall cause all board members of the Company and the Subsidiaries appointed by the Sellers to resign from their respective offices;

(g)
the Sellers shall cause shareholders' meetings to be held in the Company, allowing the Buyer to appoint new board members. The Buyer shall prepare the minutes of the said meetings as well as any ancillary documentation and shall ensure that such new board members are registered with the Swedish Companies Registration Office (Sw. Bolagsverket) without undue delay; and

(h)
the Sellers shall, if requested by the Buyer, cause the Company and the Subsidiaries to issue powers of attorney, enabling the persons appointed by the Buyer to sign for and on behalf of the Company and the Subsidiaries until new signatories have been duly registered.

5
Competition Clearance and Condition

5.1
This Agreement shall forthwith be filed jointly by the Buyer and the Sellers with the Competition Authorities, together with any required notifications and all required documents. All the respective Party's costs and expenses (including advisors' fees) relating to such filing shall be borne by that respective Party. The Buyer shall prepare the first draft of any such notification, which shall be reviewed and approved by the Sellers.

5.2
The obligation of the Parties to complete the transaction contemplated by this Agreement is conditional upon the Competition Authorities having issued all necessary clearances and approvals, or that clearance or approval has otherwise been obtained from the Competition Authorities by the expiry of applicable time limits without any suit, investigation or proceeding having been initiated or decisions issued or by the Competition Authorities' withdrawal of any pending or threatened suit, investigation or proceeding (the "Condition").

5.3
In the event that the Competition Authorities are not prepared to give clearance or approval to the transaction contemplated by this Agreement, or in the event that clearance or approval will only be given upon the fulfilment of conditions and obligations affecting the Buyer, the Company or the Subsidiaries, which are not contemplated by this Agreement, the Buyer undertakes to negotiate in good faith with the Competition Authorities in order to obtain the approval or clearance and to take any measures required in order to have the transactions contemplated by this Agreement cleared and approved. The Buyer shall consult the Sellers prior to conducting negotiations with the Competition Authorities and the Sellers shall be given the opportunity to participate in any such negotiations.

5.4
The Parties shall (i) complete the filing set out in Section 5.1 as soon as possible after the Signing Date, but in any event no later than five (5) days after the Signing Date, and, in the case of Norway, on the Signing Date (ii) both parties shall use all reasonable endeavours to timely obtain the necessary clearances and approvals pursuant to Section 5.2. The Buyer shall notify the Sellers immediately after receipt of such clearance or approval.

5.5
The first Business Day on or by which, prior to 4.00 p.m. Swedish time, the Condition has been fulfilled shall be deemed to be the "Record Date".

5.6
In the event that either the Condition has not been satisfied in full or, as the case may be, approvals or clearances pursuant to Section 5.3 have not been obtained by the Longstop Date, either the Buyer or the Sellers shall be entitled, at their sole discretion, to declare this Agreement terminated, and no Party shall be entitled to any compensation of any kind whatsoever from the others due to such declaration (except in respect of any rights and liabilities which have accrued before termination or in relation to any of the Surviving Provisions).

6
Representations and Warranties of the Sellers

  Subject to the disclosures fairly made by the Sellers in the Disclosure Letter, the Sellers hereby give the following representations and warranties to the Buyer.

6.1
Corporate Existence and Power

  The Target Companies are duly incorporated and validly existing under the laws of the jurisdictions in which they were incorporated and have the requisite power and authority to conduct their respective businesses as conducted on the date of this Agreement, and the Sellers have the requisite power and authority to enter into and perform this Agreement.

6.2
Corporate Authorisation and Non-Contravention

6.2.1
The signing and execution of this Agreement and any other Transaction Documents to which the Sellers are parties and the performance by the Sellers of their obligations thereunder have been duly authorised by all necessary corporate action on the part of the Sellers, and this Agreement and the other Transaction Documents will, when executed, constitute valid and binding obligations of the Sellers in accordance with its terms.

6.2.2
The Sellers have obtained all applicable consents, authorisations, waivers or exemptions required to empower them to enter into and perform their obligations under this Agreement and any other Transaction Document to which they are Parties.

6.2.3
The execution by the Sellers of this Agreement and any other Transaction Documents or instrument in connection with it, and the performance by the Sellers of their obligations thereunder and the consummation of the Proposed Transaction, do not and will not violate or conflict or result in a breach in any way of any provision of the articles of association, certificate of incorporation, by-laws, or equivalent constitutional documents in each relevant jurisdiction of the Sellers or of any applicable law or regulations in any relevant jurisdiction, statute, order, judgement or decree of any court or governmental or regulatory authorities or of any agreement to which the Sellers are parties.

6.3
Ownership of the Shares and the Warrants

6.3.1
The Sellers will on the Closing Date own the Shares and the Warrants free from Encumbrances, which constitute the entire issued share capital of the Company.

6.3.2
The information in respect of each of the Target Companies set out in Appendices B, D and 6.5.1 is true, accurate and not misleading.

6.4
Capitalisation of the Company

  The Company has an issued share capital of SEK 9,947,150 divided into 9,947,150 shares with a nominal value of SEK 1 each. The Shares have been duly authorised, validly issued and are fully paid. Apart from the Warrants, there are no arrangements or commitments which confer any person with any right (exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any shares, loan capital or other securities of the Company and none of such arrangements or commitments will exist at Closing. The Shares are not subject to any Encumbrance.

6.5
Capitalisation of the Subsidiaries and Other Interests

6.5.1
The Subsidiaries are directly or indirectly owned by the Company as set out in Appendix 6.5.1. The details in Appendix 6.5.1 regarding the shares of the Subsidiaries are correct and all such shares are fully paid and are free from Encumbrances.

6.5.2
There are no arrangements or commitments which confer any person with any right (exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any shares, loan capital or other securities of the Subsidiaries.

6.5.3
No Target Company owns or has any interest of any nature whatsoever in any:

(a)
shares, debentures or other securities issued by any undertaking (other than another Target Company listed in Appendix 6.5.1); or

(b)
partnership.

6.6
Records and Statutory Books

6.6.1
To the Sellers' knowledge, the accounting records of the Target Companies are up-to-date and contain, in all material respects, complete and accurate details of the business activities of the Target Companies as well as all material matters required by law to be included in such records.

6.6.2
To the Sellers' knowledge, the Statutory Books of the Target Companies and all other records that the Target Companies are required by law to keep are up-to-date and contain, in all material respects, complete and accurate records of the matters which should be included in such books.

6.7
Financial Matters

  The Accounts, attached as Appendix 6.7, have been prepared in accordance with generally acceptable accounting principles in Sweden and give a true and fair view of the financial position and results of the operations of the Target Companies and of the consolidated group as of the Accounts Date.

6.8
Loans and Other Financial Facilities

  None of the Target Companies has any Financial Debt owing to a person other than a Target Company, or has issued any guarantees or pledged any assets apart from what is set out in Appendix 6.8.

6.9
Contractual Matters

6.9.1
To the Sellers' knowledge the Material Contracts are valid, enforceable and binding in accordance with their respective terms, and so far as the Sellers are aware, neither the Target Companies nor any counter-parties to any such contracts are in material default of any such contracts. No Target Company has received a notice of termination of any such Material Contract.

6.9.
To the Sellers' knowledge the Material Contracts comprise all the agreements and arrangements (other than those excluded by the thresholds set out in the definition of Material Contracts) that a Target Company is a party to which are material to the Business taken as a whole.

6.10
Employment Matters

6.10.1
Employees and terms of employment

  The material employment terms and conditions for each of the Key Employees have been accurately listed in Appendix 6.10.1. None of the Key Employees has given notice of termination of his or her employment.

6.10.2
Priority to employment

  No former employee of the Target Companies has any right to priority to new employment under the Protection of Employment Act (Sw. lagen 1982:80 om anställningsskydd).

6.10.3
Bonus schemes and employee benefit plans

  There are no schemes in operation by, or in relation to, any Target Company under which any employee of such company is entitled to a commission or remuneration of any other sort, calculated by reference to the whole or part of the turnover, profits or sales of a Target Company or otherwise.

6.10.4
Pensions

(a)
The Disclosure Letter contains details of all obligations or commitments (whether or not legally enforceable) to pay, provide or contribute towards, any pension/retirement/death/disability benefit or plan for or in respect of any present or past employee (or any spouse, child or dependent of any of them) to which any Target Company is a party;

(b)
All due contributions and expenses in respect of pensions have been paid;

(c)
All pension liabilities of the Target Companies are fully funded.

6.11
Environmental Matters

6.11.1
No Target Company is or has been in breach of any Environmental Laws.

6.11.2
No Environmental Permit is required for conducting the Business as such business is being conducted on the Closing Date.

6.11.3
No Target Company has disposed of, discharged, released, placed, dumped or emitted any Hazardous Substances.

6.11.4
No Target Company has received any formal or informal notice or other communication from which it appears that any Target Company may be or has been in violation of any Environmental Laws.

6.12
Leased Premises and Real Property

6.12.1
No Target Company own or, so far as the Sellers are aware, has in the past owned, any real property.

6.12.2
Summary details of all material leases, pursuant to which the Target Companies lease real property are set forth in Appendix 6.12.2 and all such leases are valid and effective in accordance with their respective terms.

6.13
Insurance

6.13.1
The Target Companies maintain insurance policies with reputable insurers, which would reasonably be judged to be sound and required for the Business covering the Business against such losses and risks as are generally covered for comparable businesses (copies of which are contained in the Data Room Documents). Valid policies for such insurance coverage are now and will be at the Closing Date outstanding and duly in force.

6.13.2
No claims are outstanding under any of the Target Companies' insurance policies.

6.14
Litigation and Investigations

6.14.1
The Target Companies are not engaged in any litigation or arbitration proceedings whether as plaintiffs, defendants or otherwise, other than in respect of normal debt collection proceedings in the ordinary course of business and, to the Sellers' knowledge, there are no threatened litigation or arbitration proceedings with respect to the Target Companies.

6.14.2
The Target Companies have not been notified of any governmental, administrative, regulatory or other official investigation or inquiry concerning any Target Company.

6.15
Taxation

6.15.1
The Target Companies have filed the required tax returns and reports with the appropriate tax authorities and all Taxes that have become due for payment are paid.

6.15.2
Apart from what has been set out in the Disclosure Letter, there are no tax audits, disputes or litigation currently pending with respect to the Target Companies.

6.15.3
None of the Target Companies will be liable for any additional Tax in excess of provisions made in the Accounts pertaining to the period before the Accounts Date.

6.16
Intellectual Property Rights

6.16.1
The Intellectual Property Rights listed in Appendix 6.16.1 are valid and enforceable and legally owned by, or validly granted, to the Target Companies. To the Sellers' knowledge, the Target Companies are entitled to use all Intellectual Property Rights used in the Business.

6.16.2
To the Sellers' knowledge, none of the Target Companies infringes any third party's intellectual property rights and no third party is claiming that such infringement is taking place.

6.16.3
No infringement of the Intellectual Property Rights referred to in Section 6.16.1 is, to the Sellers' knowledge, taking place.

6.16.4
In respect of all Intellectual Property Rights that are licensed to a Target Company such license agreements are valid and are in full force and effect and, so far as the Sellers are aware, there are no infringements, hinders or other threats to the Target Companies' continued use thereof.

6.17
Information Technology

  The Target Companies own or lease all computer hardware and software, presently used in their business.

6.18
Compliance with law

6.18.1
The Target Companies have to the Sellers' knowledge, in all material respects, conducted the Business in accordance with applicable laws relating to their operations and the Business.

6.18.2
None of the Target Companies, has, to the Sellers' knowledge, ever been subject to any liquidation or bankruptcy proceedings or any arrangements with its creditors. No receiver,

  administrator or similar officer has been appointed over the assets or undertaking of any Target Company.

6.18.3
All necessary licenses, consents, permits and authorisations have been obtained by the Target Companies to enable the Target Companies to carry on the Business as now conducted and have been complied with in all material respects.

6.19
Absence of Certain Events

  No Target Company has done anything or failed to do anything in the period from the Accounts Date to and including the Signing Date, which, if it had been done or, as the case may be, omitted to be done in the period after the date hereof but prior to Closing would have constituted a breach of the provisions of Section 10.1 (i)-(iv), (viii), (x) or (xi).

6.20
No Other Warranties

6.21.1
The Buyer agrees that the Sellers have made no, and the Buyer has not relied on any, express or implied representation or warranty regarding the Shares or the Target Companies other than the Warranties contained in this Agreement.

6.21.2
The Parties agree that the Sellers' liability under this Agreement is exclusively governed by the Warranties in Sections 6.1-6.19 and the other relevant provisions of this Agreement. The Sellers shall thus have no liability for defects under the Sale of Goods Act (Sw. Köplagen (1990:931)) or under any other stated law or legal principle.

6.21
Repetition of Warranties

  The Warranties in Sections 6.1-6.5 and 6.19 shall be deemed to be repeated immediately before Closing by reference to the facts and circumstances then existing as if references in the Warranties to the Signing Date were references to the date of Closing. All other Warranties are given as per the Signing Date.

6.22
Notification of breach

  The Sellers undertake to notify the Buyer in writing promptly if they (until Closing) becomes aware of any circumstance arising after the date of this Agreement which would cause any breach of any of the Warranties in Sections 6.1-6.5 or 6.19 (if such Warranties were repeated with reference to the facts and circumstances then existing).

6.23
No set-off

  If the Sellers have a liability arising under any obligations under this Agreement then any amounts due in satisfaction of that liability shall be paid in full without deduction or retention. The Sellers hereby waive and relinquish any right of set-off or counterclaim which they may have in respect of the payment of any such amount.

7
Representations and Warranties of the Buyer

  The Buyer makes the following representations and warranties to the Sellers:

7.1
Corporate Existence and Power

7.1.1
The Buyer is duly incorporated and validly existing under the laws of the jurisdiction in which the Buyer was incorporated, as well as duly qualified to conduct business as conducted as at the Signing Date and has the requisite power and authority to enter into, and the funds necessary to perform, this Agreement and any other undertaking to be executed by the Buyer pursuant to this Agreement.

7.1.2
The Buyer has not filed (or has had filed against it) any petition for its winding up, is not insolvent within the meaning of applicable laws, rules or regulations or similar requirements, and has not made any assignment in favour of its creditors or any class of them, nor has any petition for receivership or any administration order been presented in respect of the Buyer. The Buyer has not initiated any proceedings for a compromise or arrangement with its creditors or for the dissolution, liquidation or reorganisation of the Buyer or the winding-up or cessation of the business of the Buyer. No receiver or administrative receiver or liquidator has been appointed in respect of the Buyer or any of its material assets and no execution have been levied upon any of its material assets.

7.2
Corporate Authorisation and Non-Contravention

7.2.1
This Agreement and any other documents to be executed by the Buyer pursuant to this Agreement and the performance by the Buyer of its obligations under them, have been duly authorised by all necessary corporate action on the part of the Buyer, and this Agreement, and any other documents to be executed by the Buyer pursuant to this Agreement, will, when executed, constitute valid and binding obligations of the Buyer in accordance with their respective terms.

7.2.2
The execution and performance by the Buyer of this Agreement or any other documents to be executed under it, do not and will not

(a)
result in a breach of any provision of the memorandum or articles of association or any provision of any other constitutional document of the Buyer;

(b)
result in any breach of any resolution adopted by the shareholders or board of directors of the Buyer;

(c)
require any consent by the members of the Buyer, or any class of them, which has not been unconditionally and irrevocably obtained; or

(d)
result in a breach of any applicable law order, judgement or decree of any court or governmental agency or of any agreement to which the Buyer is a party or by which the Buyer is bound;

  which, in each case, would affect its ability to enter into and perform its obligations under this Agreement and/or any Transaction Document to which it is a Party.

7.2.3
The Buyer is not aware of any fact or circumstance which would entitle the Buyer to make a Claim against the Sellers.

7.3
Financing

  The Buyer has obtained or will have obtained by the time of Closing the necessary financing for the acquisition of the Shares.

7.4
Authority Consents

  The Buyer is not required to make any filing with, give any notice to, or obtain any consent from any authority in connection with the execution of this Agreement or the completion of the Proposed Transaction, except for any filings contemplated in the Conditions.

8
Escrow Account

8.1
The funds in the Escrow Account shall be held and released in accordance with the terms and conditions of the Escrow Agreement, attached hereto as Appendix 8.

8.2.
The Parties shall procure that the Escrow Agreement is entered into by the parties thereto prior to Closing.

8.3
In the event that the Buyer makes a Stated Claim (as defined in the Escrow Agreement) and the subject matter is ultimately settled or determined by arbitration to be for an amount 50% lower than the Stated Claim, the Buyer shall pay to the Sellers interest on the difference between the Stated Claim and the amount ultimately settled or determined at an interest rate of EURIBOR +8% from the time when such amounts would otherwise have been paid to the Sellers according to the Escrow Agreement up to the date when the difference is received by the Sellers.

9
Buyer's rights to terminate

9.1
If, during the period between the Signing Date and Closing, the Buyer becomes aware of any facts, matters or events (whether existing at the Signing Date or occurring between the Signing Date and the Closing Date) which (whether individually or in the aggregate) constitute a material breach of any of the Warranties set forth in Sections 6.1-6.5 (inclusive) or 6.19 as with regard to the covenants set out in Section 10.1 (i)-(iv), the Buyer may, by written notice given to the Sellers at any time before Closing, terminate this Agreement (other than the Surviving Provisions), provided that the Seller has been given opportunity to remedy the breach (if such breach is capable of remedy) and such breach has not been remedied within 45 days of the service of written notice by the Buyer in accordance with this Section 9.1.

  The Parties agree that the Sellers' failure to deliver up to 149,850 Shares and/or any or all of the Warrants to the Buyer on Closing shall not constitute a material breach of any of the aforesaid Warranties which entitle the Buyer to terminate this Agreement. Instead, in such event, the Buyer shall, without prejudice to the other provisions of this Section 9.1, be obliged to consummate the Proposed Transaction but the Purchase Price payable by the Buyer on Closing shall be reduced on a pro rata basis and the Sellers shall compensate the Buyer for any Losses (including any obligation to pay a higher price for such shares than payable under this Agreement) incurred by the Buyer or any Target Company in connection with a compulsory purchase (Sw. tvångsinlösen) of such Shares or Warrants not delivered to the Buyer on Closing.

9.2
The Sellers undertake to disclose promptly to the Buyer in writing any breach, matter, event, condition, circumstance, fact or omission of which any of the Sellers is or becomes aware of that may give rise to a right of termination under Section 9.1.

10
Covenants

10.1
Covenants of the Sellers

  During the period between the Signing Date and the Closing Date, the Sellers undertake that they shall (except with the prior written consent of the Buyer):

    (i)
    procure that the Target Companies shall not issue create or repay or agree to issue, create or repay any share capital or issue any debt instrument;

    (ii)
    procure that there shall not be any sale of any of the Shares or of the shares in any of the Subsidiaries and neither the Company, nor any of the Subsidiaries, shall purchase any shares or business of any company or other corporate entity;

    (iii)
    procure that neither the Company, nor any of the Subsidiaries, shall declare or pay any dividend, group contribution or make any other distribution;

    (iv)
    procure that neither the Company, nor any of the Subsidiaries, shall enter into any agreement or arrangement with any of the Sellers or their Affiliates except in the ordinary course of business;

    (v)
    procure that no Target Company shall implement any major decisions in any matters of material importance to the Business and that would require a board decision;

    (vi)
    procure that neither the Company, nor any of the Subsidiaries, shall make any capital expenditure outside the adopted CAPEX plan, attached hereto as Appendix 10.1.

    (vii)
    procure that there is no sale, purchase, redemption or repurchase by any Target Company of any share or loan capital or other security of any Target Company or created any Encumbrance over any shares in any Target Company;

    (viii)
    procure that changes are not made in terms of employment, (including pension fund commitments), other than those required by law, which could increase in aggregate the total staff costs of the Target Companies by more than 5% per annum or the remuneration of any one director or employee of any Target Company by more than EUR 50,000 per annum;

    (ix)
    procure that, except to replace employees of the Target Companies on substantially the same terms, no Target Company shall employ or agree to employ any new persons fully or part time where the total staff costs of the Target Companies would be increased in aggregate by more than 5% per annum or dismiss any existing employees where the total staff costs of the Target Companies would be reduced in aggregate by more than 5% per annum except for incompetence or gross misconduct or other reasonable cause justifiable in law;

    (x)
    procure that no Key Employee is given notice of the termination of his or her employment or is dismissed without the prior consent of the Buyer; and

    (xi)
    procure that no Target Company pays or agree to pay any costs, fees, commitments or expenses of any of the Sellers' advisors.

    (xii)
    procure that the Target Companies do not enter into any contract or arrangement having a value or involving or likely to involve expenditure in excess of EUR 50,000 per annum or which may result in any material change in the nature or scope of the operations of the Target Companies.

    (xiii)
    procure that the Target Companies do not make any material modification to any of the Material Contracts.

    (xiv)
    procure that the Target Companies do not give any individual guarantee, indemnity or other agreement to secure an obligation of a third party of more than EUR 100,000 in the aggregate or the incurrence of any Financial Debt;

    (xv)
    procure that the Target Companies do not institute or settle any litigation where the institution or settlement would result in a payment to or by a Target Company of EUR 100,000 or more except for (i) collection in the ordinary course of trading of debts; or (ii) any matters which are the subject of an indemnity from the Sellers pursuant to this Agreement; or

10.2
Covenants of the Buyer

10.2.1
At the next annual shareholders' meeting of each of the Target Companies the Buyer undertakes to procure that those board members of the Target Companies who have resigned on or before the Closing Date are granted discharge from liability for their administration until the Closing Date (or the earlier date of their resignation) only provided that the respective auditors of the relevant Target Company do not recommend against such discharge in the auditor's reports for the relevant period.

10.2.2
Pending Closing, the Buyer and the Sellers shall use their reasonable efforts to ensure that certain key managers and representatives of the Buyer meet to a reasonable extent, on a bi-weekly basis in order for such key managers to update the Buyer's representatives on recent developments in the Business and to report on current trading and to plan or the integration of the Business following Closing.

11
Breach and Indemnification

11.1
Purchase Price Reduction and Indemnification

  Subject to Sections 11.2 and 11.4, in the event of a breach of any of the Warranties or the Covenants the Buyer shall, as its sole and exclusive remedy, be entitled to a reduction of the Purchase Price with an amount corresponding to the Losses.

11.2
Limitation of Liability

  The Warranties (other than the Warranties set forth in Sections 6.1-6.5 (inclusive) and (subject, however, to Section 11.2.3) 6.19) are subject to the following limitations:

11.2.1
The Sellers shall not be liable for any breach of any Warranty in respect of any Claim unless the aggregate amount of all Claims for which the Sellers would otherwise be liable for breach of any Warranty (disregarding the provisions of this Section 11.2.1), exceeds EUR one million five hundred thousand (1,500,000), in which case the entire amount of the Claims and not only the excess shall be payable. For the purposes hereof no individual Claim which is less than EUR two hundred and fifty thousand (250,000) shall be taken into account.

11.2.2
The aggregate of the liability of the Sellers in respect of all Claims and any liability for breach of the Covenants set out in Section 10.1 (v)-(xv) shall in no event exceed EUR twelve million five hundred thousand (12,500,000).

11.2.3
The Sellers shall not be liable for breach of any Warranty in respect of any Claim unless notice in writing of any such Claim, accompanied by reasonable particulars thereof specifying the nature of the Claim and, as far as practicable, the amount of the Claim, has been given to the Sellers without undue delay from the day when the Buyer became aware of the circumstances giving rise to the Claim. In no event may any Claim, or claim for compensation under any of the Covenants be raised after the day occurring twelve (12) months after the Closing Date.

  Any such Claim which may be made, which has not been previously satisfied, settled or withdrawn, shall be deemed to have been withdrawn six (6) months subsequent to when the Claim was made, unless legal proceedings in respect thereof by then have been commenced against the Sellers. This shall, however, not apply to Claims which relate to matter described under Section 11.2.7 (d) as long as recovery proceedings are ongoing against Canal + Investments B.V. and/or Vivendi Universal S.A.

11.2.4
For the purposes of this Agreement the Sellers shall not be liable to make a payment under a Claim in respect of a liability, which is contingent, until such contingent liability becomes an actual liability and is due and payable.

11.2.5
If any Loss is a tax deductible item, or relates to an untaxed reserve, the recoverable Loss shall be reduced by an amount equivalent to the Loss multiplied by the actual corporate tax rate applicable in the relevant jurisdiction of the Company or the Subsidiaries (or, as the case may be, the Buyer) during the relevant fiscal year. No Claim may be made by the Buyer relating to Taxation unless the amount of such Claim exceeds the value of the tax losses carried forward available to the Company or, as the case may be, any of the Subsidiaries, immediately following Closing. Furthermore, in the event of a reassessment (or similar) by a Taxation authority, the effect of which is to shift a Taxation liability from one fiscal year to another shall give rise to indemnification only insofar as the relevant company is required to pay a penalty or interest in addition thereto. Similarly, any additional Taxation, such as value-added tax, which is recoverable shall give rise to indemnification only insofar as a penalty or interest in relation thereto is required to be paid.

11.2.6
No Claim may be made if the facts and circumstances giving rise to the Claim have been fairly disclosed to the Buyer in the Disclosure Letter. Furthermore, no Claim may be made if the facts and circumstances giving rise to the Claim have been disclosed to the Buyer during the Buyer's due diligence review or which were otherwise known, to the Buyer or the Buyer's advisors prior to the Signing Date, however only to the extent that the Buyer should reasonably have concluded that such facts or circumstances constituted a breach of Warranty.

11.2.7
No liability shall arise if and to the extent that any Claim

(a)
occurs as a result of the passing of any legislation not in force at the Signing Date, or which takes effect retrospectively, or occurs as a result of any increase in the tax rate in force on the Signing Date or any change in the generally established practise of the relevant tax authorities;

(b)
is capable of recovery under an insurance policy under a binding and enforceable entitlement for a Target Company to recover the same under such insurance policy;

(c)
would not have arisen but for an act, omission or transaction carried out by the Buyer, the Company or the Subsidiaries after the Closing Date otherwise than pursuant to a legally binding commitment to which any of the Target Companies is subject on or before Closing or outside the ordinary course of business where the direct result of such act, omission or transaction ought to have been reasonably foreseeable to the Buyer; and

(d)
would otherwise be recoverable from Canal + Investments B.V. or Vivendi Universal S.A. pursuant to the Share Purchase Agreement between Canal + Investments B.V. and the Company regarding the Company's purchase of all outstanding shares in C More Entertainment dated 8 September 2003, under a binding and enforceable entitlement for the Company to recover the same under such agreement in which case the principles set out in Section 11.3.2 below shall apply mutantis mutantis.

11.2.8
The remedy provided for in this Section 11 in case of a breach of any Warranty, covenant or agreement made or to be performed by the Sellers pursuant to this Agreement shall be exclusive and hence it is specifically agreed that no remedy whatsoever under the Sale of Goods Act (Sw. Köplagen (1990:931)) or under any other statute, law or legal principle, including (but not limited to) the right to rescind this Agreement, shall be available to the Buyer.

11.3
Third Party Claims and Recovery

11.3.1
In the case of the Buyer, or the Target Companies becoming aware of any fact or set of circumstances which are likely to give rise to a Third Party Claim (which could result in a Claim), the Buyer shall either itself, or shall procure that the Target Companies shall, subject to the Sellers indemnifying the Buyer and other members of the Buyer Group against all Losses (subject to the limitations set forth in Section 11.2):

(a)
as soon as reasonably practicable give written notice of it to the Sellers;

(b)
not make any admission of liability, agree to settle or compromise with, or take any action whatsoever against, any person, body or authority in relation to it, without obtaining the prior written consent of the Sellers;

(c)
have due regard to the Sellers' interest in disputing, compromising, defending such Claim;

(d)
give the Sellers, or the Sellers' duly authorised representatives, reasonable access free of charge to the personnel of the Buyer or the Target Companies during normal business hours, as the case may be, and to any relevant premises, accounts, documents and records within their respective possession, and to take copies of them, in order to enable the Sellers, or the Sellers' duly authorised representatives, to examine the basis of any potential Third Party

    Claim subject to such persons entering into confidentiality undertakings on terms reasonably acceptable to the Buyer.

11.3.2
If a Third Party Claim that could lead to a Claim should come to the knowledge of the Buyer, or the Target Companies subject to the Sellers indemnifying the Buyer and other members of the Buyer Group against all Losses (subject to the limitations set forth in Section 11.2), the Buyer, upon the Sellers' written request, shall afford the Sellers the right to dispute and defend such Third Party Claim, in the name of the Company or the relevant Subsidiary (as appropriate). The Buyer shall ensure that the Company or the relevant Subsidiary will grant to the Sellers all authorisations and all assistance necessary to enable the Sellers to dispute and defend any such Claim. Should the Buyer not afford the Sellers the right to dispute and defend such Third Party Claim, the potential Claim arising as a result of such Third Party Claim shall be deemed waived by the Buyer.

11.3.3
If the Sellers makes any payment to the Buyer as a settlement of a Claim and the Buyer or the Target Companies have the right to recover from any third party any amount that has formed the basis of the Claim, the Buyer shall promptly and on written request from the Sellers assign that right to the Sellers.

11.3.4
The provisions of Section 11.3.2 shall not apply in respect of any Third Party Claim if the Sellers do not notify the Buyer in writing of their intention to exercise their rights pursuant to the relevant paragraphs in respect of such Third Party Claim within 15 Business Days of the Buyer giving notice pursuant to Section 11.3.1 above. If the Sellers do not give notice during such period, the Buyer shall thereafter be entitled in its absolute discretion (but always subject to the Buyer's and the Target Companies' obligation to mitigate its and the Target Companies' loss) to discharge, settle, compromise, or resist any action, proceedings or claim against any member of the Buyer Group out of which the Third Party Claim may arise.

11.3.5
If the Sellers take over the conduct of proceedings and/or negotiations under the provisions of Section 11.3.2, the Sellers shall keep the Buyer informed of proposed meetings with any relevant third party, allow an observer appointed on behalf of the Buyer to attend such meetings and advise the Buyer of the outcome of meetings and discussions to which any such observer was not a party or at which he was not present.

11.4
Sole Recourse

  In the event that the Sellers are liable to the Buyer in respect of a Claim or any other claim under this Agreement or a Transaction Document then the provisions of Section 8 shall apply and the Sellers shall not be required to make any payment in respect of such Claim or claim, other than as provided for in Section 8.

12
Payments

12.1
Any payment to be made pursuant to this Agreement by the Buyer or any member of the Buyer Group shall be made to the Sellers' Bank Account in immediately available funds by electronic transfer in Euro on the due date for payment, or such other account as the Sellers shall nominate in writing. Receipt of such sums in the relevant bank account shall be an effective discharge of the obligation of the Buyer to pay such sums to the Sellers and the Buyer shall not be concerned to see to the application or be answerable for loss or misapplication of such amount amongst the Sellers or otherwise.

12.2
Any payment to be made pursuant to this Agreement by the Sellers shall be made to the Buyer's Bank Account in immediately available funds by electronic transfer in Euro on the due date for payment, or such other account as the Buyer shall nominate in writing. Receipt of such sums in the relevant bank account shall be an effective discharge of the obligation of the Sellers to pay such sums to the Buyer, as the case may be, and the Sellers shall not be concerned to see to the application or be answerable for loss or misapplication of such amount.

12.3
If any sum due for payment under or in accordance with this Agreement is not paid on the due date (the "Due Date"), the person in default shall pay Default Interest on that sum (the "Due Sum") from but excluding the Due Date to and including the date of actual payment calculated on a daily basis.

13
Confidentiality

  Each Party undertakes not to use or disclose the existence of this Agreement, any financial information, trade secrets, customer lists or other information which it may from time to time receive or obtain (orally or in writing or in disc or electronic form) as a result of entering into or performing its obligations pursuant to this Agreement or otherwise, relating to any of the Target Companies which is not in the public domain unless (i) required to do so by law or pursuant to any order of court or other competent authority or tribunal (ii) required to do so by any applicable stock exchange regulations or the regulations of any other recognised market place (iii) such disclosure has been consented to by the other Party in writing (such consent not to be unreasonably withheld) or (iv) the information is disclosed to its professional advisers who are bound to such Party by a duty of confidence which applies to any information disclosed. If a Party becomes required, in circumstances contemplated by (i) or (ii) to disclose any information, the disclosing Party shall use its reasonable endeavours to consult with the other Party prior to any such disclosure.

14
Announcements

  All press releases, public announcements, circulars, disclosures or public relations activities by the Parties with regard to this Agreement or any of the other Transaction Documents or the Proposed Transaction shall be mutually approved by the Parties in advance of such release, announcement or activity. A Party shall, however, not be prevented from, after reasonable consultation with the other Party in advance as to the form, content and timing of any such announcement or disclosure, disclosing such information which is required under applicable law, pursuant to any order of court or other competent authority or tribunal, or by applicable stock exchange or any other recognised market place or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party making the announcement or disclosure is subject, whether or not having the force of law.

15
Costs

15.1
Except as otherwise provided in this Agreement, each Party shall pay its own costs, charges and other expenses (including those of its Affiliates) in connection with the negotiation, preparation for and the completion of the transactions contemplated by, or otherwise incurred in the performance of such Party's obligations or exercise of its rights under, this Agreement and the other Transaction Documents, including but not limited to all fees and expenses of its own representatives, agents, brokers, legal and financial advisers and authorities.

16
Entire Agreement

16.1
Each of the Parties to this Agreement confirms that this Agreement and the other Transaction Documents represent the entire agreement and understanding and constitute the whole agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, agent, employee or representative of either of the Parties, the Company or any of the Subsidiaries.

17
Amendments and Waivers

17.1
This Agreement may only be amended, changed or modified by an instrument in writing duly executed by the Parties.

17.2
In no event shall any delay, failure or omission of a Party in enforcing, exercising or pursuing any right, claim or remedy provided by law under this Agreement or any of the Transaction Documents impair such right, claim or remedy or be deemed as a waiver or variation or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy thereof, unless such right, claim or remedy has been expressly waived in writing by such Party.

17.3
The rights and remedies of the Buyer under or pursuant to this Agreement and under or pursuant to the other Transaction Documents are cumulative, may be exercised as often as the Buyer considers appropriate and are in addition to its respective rights and remedies under general law.

18
Notices

18.1
All notices and other communications required or permitted under this Agreement must be in writing in the English language and signed by or on behalf of the Party giving it, shall be deemed to have been received by a Party when:

(a)
in the case of delivery by prepaid recorded delivery, special delivery or registered post, unless actually received earlier, at 10am on the third Business Day after posting, if posted within Sweden, or the fifth Business Day, if posted to or from a place outside Sweden;

(b)
in the case of delivery by hand, when delivered; and

(c)
in the case of fax, at the time of transmission

  provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or at any time on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

  References to time in this Section are to local time at the address to which the relevant notice is sent.

18.2
All notices and communications required or permitted under this Agreement shall be addressed as set out below or to such other addresses as may be given by written notice in accordance with this Section.

If to Baker:	Baker Capital Partners II (Anguilla) LLC Attention: Mr. Robert M. Manning 540 Madison Avenue, 29th Floor New York, NY 10022, USA Fax No + 1 212 486 0660
Baker Capital Partners, LLC Attention: Mr. Robert M. Manning 540 Madison Avenue, 29th Floor New York, NY 10022, USA Fax No + 1 212 486 0660

If to Nordic:	Nordic Capital IV Limited Attention: Mr Denzil Boschat La Motte Chambers, St Helier, Jersey JE1 1BJ, Channel Islands, England Fax No + 44 1534 602 433
NC IV Limited Attention: Mr Denzil Boschat La Motte Chambers, St Helier, Jersey JE1 1BJ, Channel Islands, England Fax No + 44 1534 602 433
With a copy to:	Advokatfirman Vinge KB Attention: Johan Göthberg P.O. Box 1703 SE-111 87 Stockholm Sweden
If to the Buyer:	SBS Broadcasting S.A. Attention: Corporate Secretary 8-10 rue Mathias Hardt L-1717 Luxembourg Luxembourg Fax No +352 26 12 33 01
With a copy to:	SBS Services B.V. Attention: Corporate Secretary Rietlandpark 353 1019EM Amsterdam The Netherlands Fax No +31 20 519 1996
18.3
A Party may notify any other Party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this Section 20, provided that such notice shall only be effective on:

(a)
the date specified in the notice as the date on which the change is to take place; or

(b)
if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date which is the fifth Business Day after notice of any change has been given.

18.4
In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre paid recorded delivery, special delivery or registered post letter, or that the notice was transmitted by fax to the fax number of the relevant Party set out in this Section 18 (or as otherwise notified under it).

18.5
The Parties agree that the provisions of this Section 18 shall not apply to the service of any claim form, application notice, order or judgment.

18.6
All notices, demands, requests, statements, certificates or other communications under this Agreement shall be in English unless otherwise agreed in writing.

19
Assignments

  This Agreement, and the rights and obligations hereunder, shall be binding upon and inure to the benefit of the successors of the Parties but shall not be assignable by either of the Parties without the prior written consent of the other Party. This Agreement, and the rights and obligations hereunder, may, however, be assigned by either of the Parties to any of their respective Affiliates, provided that the Parties shall remain liable as for their respective debt (såsom för egen skuld) for all obligations under this Agreement.

20
Interpretation

20.1
The headings in this Agreement are for ease of reference only and shall not affect the interpretation of any provision of this Agreement.

21
Partial Invalidity

  If any provision of this Agreement or the application of it shall be declared or deemed void, invalid or unenforceable in whole or in part for any reason, the Parties shall amend this Agreement in order to give effect to, so far as is possible, the spirit of this Agreement. If the Parties fail to amend this Agreement, the provision, which is void, invalid or unenforceable, shall be deemed deleted and the remaining provisions of this Agreement shall continue in full force and effect.

22
General

22.1
This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

22.2
Each of the Sellers and the Buyer agrees to perform (or use its reasonable endeavours to procure the performance of) at its own expense all further acts and things, and execute and deliver (or use its reasonable endeavours to procure the execution and delivery of) such further documents as may be required by law or as may be necessary in order to give effect to the Proposed Transaction and to accomplish the transactions and matters completed pursuant to the Proposed Transaction.

23
Governing Law and Disputes

23.1
This Agreement and the relationship between the Parties shall be governed by and construed in accordance with the laws of Sweden.

23.2
Any dispute, controversy or claim arising out of, or in connection with, this Agreement, or the breach, termination or invalidity of the Agreement, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce.

23.3
The place of arbitration shall be Stockholm, Sweden.

23.4
The language to be used in the arbitral proceedings shall be English.

23.5
In the event the Buyer initiates arbitral proceedings against any but not all the Sellers, the Sellers who are not party to such proceedings shall have the right to intervene and become parties to the proceedings.

23.6
The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information

24

  in order to safeguard in the best possible way his rights vis-à-vis the other Party in connection with the dispute, including but not limited to actions in order to obtain provisional attachment, injunction against dissipation and other security measures or enforcement of an award, or if such a right exists pursuant to statute, regulation, a decision by an authority, a stock exchange contract or similar.

23.6
In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this Section.

Joint and Several Liability

  The liability of the Sellers under this Agreement and any Transaction Document shall be joint and several with the exception of the Warranties in Sections 6.2-6.3 for which the liability shall be several and not joint.

AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.

Stockholm 8 February 2005

For and on behalf of Baker Communications Fund II (Cayman), L.P. represented by its General Partner Baker Capital Partners II (Anguilla) LLC		Kanal 5 Holding AB
by:	/s/ ROBERT MANNING Robert Manning	by:	/s/ HARRY EVANS SLOAN Harry Evans Sloan
For and on behalf of Baker Communications Fund II, L.P. represented by its General Partner Baker Capital Partners, LLC
by:	/s/ ROBERT MANNING Robert Manning
For and on behalf of Nordic Capital IV Limited acting in its capacity as General Partner of Nordic Capital IV LP Nordic Capital IV Beta CV Nordic Capital IV Gamma CV
and as Manager of Fyrfond KB
by:	/s/ JOHAN GÖTHBERG Johan Göthberg (per Power of Attorney)
NC IV Limited
by:	/s/ JOHAN GÖTHBERG Johan Göthberg (per Power of Attorney)

GUARANTEE

SBS Broadcasting S.A. hereby unconditionally and irrevocably guarantee to the Sellers, as for its own obligations and debt (Sw: proprieborgen) all of the Buyer's obligations under this Agreement and the Transaction documents.

8 February, 2005
SBS Broadcasting S.A.
by:	/s/ HARRY EVANS SLOAN Harry Evans Sloan

QuickLinks

  Exhibit 4.19
BAKER CAPITAL AND NORDIC CAPITAL AND KANAL 5 HOLDING AB SHARE SALE AND PURCHASE AGREEMENT REGARDING C MORE GROUP AB